Exhibit 10.2

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is made effective this 12th day of October, 2007 by and between Odyssey Marine Exploration, Inc., (“Odyssey”), of 5215 West Laurel Street, Tampa, FL, 33607 and Davis Howe (“Mr. Howe”) of 16075 Tampa Palms Blvd. W. #516, Tampa, Florida 33647, together referred to as the “Parties.”

Whereas,

A.	Mr. Howe has served as the Chief Operating Officer for Odyssey Marine Exploration, Inc. since July 12, 2004; and

B.	The Parties desire to transition Mr. Howe from employee status to that of an independent Consultant; and

C.	Odyssey desires to have the services of Mr. Howe in the capacity of Consultant to explore the feasibility of establishing a business related to bio technical research stemming from deep sea samples recovered by Odyssey; and

D.	Mr. Howe is willing to provide such services based on the consideration and the terms described herein;

Therefore, the parties agree as follows:

1. TERMINATION OF EMPLOYMENT. The Parties agree that on October 16, 2007 Mr. Howe will tender his written resignation to Odyssey. As of October 16, 2007, Mr. Howe will no longer be employed by Odyssey.

2. STOCK OPTIONS. Mr. Howe understands and agrees that any outstanding options which have not vested or have not been exercised at the time of this Agreement will be governed by the language in the individual option grants, but in any event, Mr. Howe will not be considered an employee for purpose of those options as of the date of October 16, 2007.

3. SEVERANCE PAY. As consideration for his services to date and in exchange for the agreements made herein regarding termination of employment, Odyssey shall pay Mr. Howe twenty five thousand dollars ($25,000.00) upon execution of this Agreement.

4. DUTIES OF CONSULTANT. Beginning on October 16, 2007, Mr. Howe, pursuant to the terms of this Agreement, shall perform services for Odyssey as an independent Consultant. Those duties shall include the following:

A.	Exploring the feasibility of establishing a business related to bio technical research of substances including deep sea matter recovered by Odyssey;

B.	Initiating contacts with parties who may have interest in the development of such a business;

C.	Providing Odyssey with an opinion regarding the feasibility of establishing such a business.

It is expressly understood by the Parties that during the course of this Agreement, Mr. Howe will investigate the feasibility of developing a strategic partnership with Odyssey with the intent of marketing biological samples recovered by Odyssey and genetic material derived from those samples in the development of pharmaceutical products. The Parties understand that Mr. Howe may establish ventures or businesses in which Odyssey may ultimately have no interest.

If at the termination of this Agreement Mr. Howe has concluded that the development of a business relationship contemplated herein is not feasible, neither Party shall have further obligations to the other under this Agreement as they relate to the Consulting services of Mr. Howe. If, however, Mr. Howe concludes that the business development is feasible, the Parties may enter into a separate Agreement regarding the use of Odyssey’s samples and/or a business relationship between the Parties and/or other third parties.

5. TERM. The term of the Agreement for consulting services shall be for six months beginning on October 16, 2007 and ending on April 15, 2008.

6. COMPENSATION OF CONSULTANT. As compensation for the Consulting services provided by Mr. Howe under this Agreement, he shall receive ten thousand dollars ($ 10,000.00) per month which shall be paid within ten days of the 15th of each month. At the close of each monthly period of this Agreement, Mr. Howe must invoice Odyssey for the monthly fee.

7. CONFIDENTIALITY. Mr. Howe recognizes that he has and will have information regarding the following: products, prices, costs, discounts, future plans, business affairs, processes, trade secrets, technical matters, customer lists, product design, copyrights and other vital information (collectively, “Information”) which are valuable, special and unique assets of Odyssey. Mr. Howe agrees that he will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party except for the purpose of fulfilling his obligations as Consultant hereunder. Any information to be disclosed by Mr. Howe shall be strictly limited to information relevant to the bio technical aspect of the company, and if Mr. Howe deems it necessary to disclose Information to a third party in furtherance of his duties hereunder, he shall first obtain an appropriate nondisclosure agreement, to be provided by Odyssey, from any party to whom the Information is to be disclosed. Mr. Howe acknowledges and understands that a violation of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

8. MATERIAL NON PUBLIC INFORMATION—INSIDER TRADING. Mr. Howe acknowledges that during the course of the work conducted prior to and pursuant to this Agreement he has or may come into possession of “material non-public information” as defined by the State and Federal Securities Laws. Mr. Howe agrees to keep all such information confidential and understands that the release of such information or the trading in the Company’s securities while in possession of such information may constitute a federal crime. Mr. Howe acknowledges that he has been furnished a copy of Odyssey’s INSIDER TRADING POLICY and that he understands and will comply with the provisions of the policy.

9. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Mr. Howe has disclosed (or has threatened to disclose) Information in violation of this Agreement, Odyssey shall be entitled to an injunction to restrain him from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Odyssey shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

10. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall survive this Agreement and shall remain in full force upon termination of the Agreement.

11. NON-COMPETE AGREEMENT. Mr. Howe agrees and covenants that for a period of three years following the termination of this Agreement, he will not directly or indirectly engage in any shipwreck recovery business. This covenant shall apply to shipwreck businesses worldwide. Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, or agent, (ii) becoming an Consultant of any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Odyssey for the benefit of a third party that is engaged in such business. Since the nature of Mr. Howe’s services are not strictly related to shipwreck businesses, Mr. Howe agrees that this non-compete provision will not adversely affect his livelihood.

12. NON-INTERFERENCE. Mr. Howe agrees not to actively recruit employees or consultants of Odyssey for employment or for contract with any business including businesses in which he may now have or may subsequent to this Agreement attain an interest, or for or on behalf of any other individual or business including those unrelated to this Agreement.

The Parties agree not to disparage one another in any manner, and they hereby understand and agree that they will be liable for violation of this provision.

13. RELEASE OF CLAIMS. In exchange for the consideration described herein, the sufficiency of which is hereby acknowledged, Mr. Howe hereby releases Odyssey from any and all claims which he has or may have against Odyssey as of the date of execution of this Agreement. Odyssey hereby releases Mr. Howe from any claims arising out of facts regarding which Odyssey has knowledge at the time of execution of this Agreement.

14. INABILITY TO CONTRACT FOR ODYSSEY. Mr. Howe, as Consultant, shall not have the right to make any contracts or commitments for or on behalf of Odyssey without first obtaining the express written consent of Odyssey.

15. COMPLIANCE WITH ODYSSEY’S POLICIES AND PROCEDURES. Mr. Howe agrees to comply with all of the policies and procedures of Odyssey.

16. RETURN OF PROPERTY. Upon execution of this Agreement, Mr. Howe shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in his possession or under his control which is Odyssey’s property or related to Odyssey’s business. Upon termination of this Agreement, Mr. Howe shall deliver all property as described above, to Odyssey of which he may have come into possession or control during the term of this Agreement. Any separate confidentiality or proprietary rights agreement signed by Mr. Howe shall govern such obligation.

Mr. Howe specifically warrants and represents that he does not have possession or custody of any of Odyssey’s company documents or any tape recordings related to Odyssey. Mr. Howe further warrants that he has not made or had made copies of any company tape recordings.

17. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

18. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

19. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

20. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

21. APPLICABLE LAW AND JURISDICTION. This Agreement shall be governed by the laws of the State of Florida and the parties agree that any action under this Agreement shall be brought only in Hillsborough County, Florida or in federal court in Hillsborough County, Florida should that court have jurisdiction.

Odyssey Marine Exploration, Inc.		Davis D. Howe

By:	/s/ David A. Morris	/s/ Davis D. Howe
	SIGNATURE	SIGNATURE

	David A. Morris	October 12, 2007
	PRINT NAME	DATE

Secretary & Treasurer
TITLE

October 12, 2007
DATE